Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by Reference in the Registration Statements on Form S-8 (File Nos. 333-74560 and 333-70431) of Quest Resource Corporation of our report dated September 16, 2004 related to the financial statements which appear in Quest Resource Corporation’s Form 10KSB for the fiscal year ended May 31, 2004.

/s/ Murrell, Hall, McIntosh & Co., PLLP

Oklahoma City, Oklahoma
September 17, 2004